Exhibit 99.1

Lipocine to Host Virtual KOL Event Highlighting Unmet Needs in Postpartum
Depression and the Clinical Profile of LPCN 1154

Live webinar to take place on Friday, June 12, 2026 at 11:00 AM Eastern Time

SALT LAKE CITY, Utah, June 4, 2026 — Lipocine Inc. (Nasdaq: LPCN), a specialty pharmaceutical company focused on the development of novel oral therapeutics, today announced that it will host a virtual Key Opinion Leader (KOL) event on Friday, June 12, 2026 at 11:00 AM Eastern Time. The event will bring together leading physicians with deep expertise in postpartum depression (PPD) to discuss the continued clinical unmet needs in PPD and the emerging clinical profile of LPCN 1154 (BRLIZIO™), Lipocine’s investigational oral brexanolone, as a potential differentiated treatment option for women with PPD.

The presentations will include a review of the current PPD treatment landscape, persistent gaps in care despite recent therapeutic approvals, and the Phase 3 topline results for LPCN 1154. The KOLs will provide their perspectives on the clinical relevance of the data and how the findings may inform the potential positioning of LPCN 1154 within the PPD and broader depression treatment paradigms.

Lipocine management presenting at the event will include Mahesh V. Patel, Ph.D., President and Chief Executive Officer, and Benjamin Bruno, Ph.D., Vice President of Clinical Development.

A Q&A session will follow the formal presentations.

Event Details

Date:	Friday, June 12, 2026
Time:	11:00 AM Eastern Time
Format:	Virtual webcast with slides
Registration:	Advance registration is required. Click here to register.

Attendees wishing to submit questions in advance of the live Q&A session may do so by emailing questions@lifesciadvisors.com.

A replay of the event will be available on the “events” page of the Lipocine corporate website.

Featured Speakers

Kristina M. Deligiannidis, MD received her medical degree from and completed her psychiatry residency and chief residency in psychopharmacology research at the University of Massachusetts Medical School. Prior to and during medical school she trained in neuroscience research at the National Institutes of Health (NIH). After residency she completed additional research training in behavioral endocrinology and experimental therapeutics at the NIH and in multimodal neuroimaging at the Martinos Center for Biomedical Imaging at Mass General Hospital. Dr. Deligiannidis is the Director of Women’s Behavioral Health at Zucker Hillside Hospital, Northwell Health and a Professor of Psychiatry, Molecular Medicine and Obstetrics and Gynecology at the Donald and Barbara Zucker School of Medicine at Hofstra/Northwell. As a reproductive psychiatrist, she has expertise in treating women with mood and anxiety disorders linked to the menstrual cycle, perinatal and perimenopausal periods. Dr. Deligiannidis is a nationally recognized leader in the field of perinatal depression and in novel therapeutics research. Her research program includes a focus in neurosteroids and hormones, and multimodal neuroimaging. Dr. Deligiannidis’s research is supported by NIH, foundation, donor and industry funding. For the past decade she served as a principal investigator on the series of clinical trials that led to the FDA approval of two rapid-acting antidepressants for postpartum depression. Dr. Deligiannidis is a current Board of Directors member and President Elect for the Marcé of North America, past Council member of the Society of Biological Psychiatry, past Board of Directors member for the American Society of Clinical Psychopharmacology and currently is a full member of the American College of Neuropsychopharmacology. Dr. Deligiannidis also serves as a reviewer on over 20 scientific journals and on Editorial Boards of national and international journals.

Rakesh Jain, MD, MPH is a clinical professor in the Department of Psychiatry at the Texas Tech University Health Sciences Center School of Medicine - Permian Basin in Midland. He is also in private practice in Austin, TX. Dr. Jain attended medical school at the University of Calcutta in India. He then attended graduate school at The University of Texas Health Science Center at Houston (UTHealth Houston) School of Public Health, where he was awarded a National Institute/Center for Disease Control Competitive Traineeship. He graduated from the School of Public Health in 1987 with a masters of public health degree. He served a 3-year residency in psychiatry in the Department of Psychiatry and Behavioral Sciences at UTHealth Houston McGovern Medical School. He followed that by obtaining further specialty training, by undergoing a 2-year fellowship in child and adolescent psychiatry. In addition, Dr. Jain completed a postdoctoral fellowship in research psychiatry at The University of Texas Mental Sciences Institute in Houston. He was awarded the National Research Service Award for the support of this postdoctoral fellowship. Dr. Jain has been involved with more than 100 research projects studying the effects of medications on the short- and long-term treatment of depression, anxiety, pain/mood overlap disorders, attention-deficit/hyperactivity disorder, and psychosis in adult and child/adolescent populations. He is the author of 55 articles published in various journals and magazines, such as the Journal of Psychiatric Research and The Journal of Clinical Psychiatry, among others, and he has presented more than 25 original research posters at meetings for various professional societies, including the American Psychological Association, the American College of Neuropsychopharmacology, the American Academy of Child and Adolescent Psychiatry, and the Psych Congress. He has also coauthored 6 books that range from patient education to cutting-edge neurobiologic findings in psychiatry and mental health. He serves on several advisory boards that focus on drug development and disease state education. He also recently served as chair of the Psych Congress, held in Las Vegas, NV, and has served as a member of the Steering Committee for the Psych Congress for several years.

About LPCN 1154 (BRLIZIO™)

LPCN 1154 is an investigational oral formulation of brexanolone (allopregnanolone), an endogenous neuroactive steroid and potent positive allosteric modulator (PAM) of the GABA₂ receptor. LPCN 1154 is designed to deliver bioequivalent systemic exposure to intravenous brexanolone (ZULRESSO®) via a convenient oral, at-home regimen over 48 hours, without the need for medical monitoring. The drug’s mechanism of action, validated through two FDA-approved therapies (ZULRESSO® and ZURZUVAE®), is designed to provide rapid and sustained antidepressant effects in women with PPD.

In a Phase 3 randomized, placebo-controlled trial, LPCN 1154 demonstrated clinically meaningful and statistically significant efficacy across multiple timepoints in a subgroup analysis excluding an identified epidemiologic outlier site. The drug was well tolerated, with 100% of participants completing the dosing period and no treatment-related serious adverse events. LPCN 1154 is not yet approved by the FDA. BRLIZIO™ is a brand name conditionally approved by the FDA.

About Postpartum Depression

Postpartum depression is a serious and potentially life-threatening condition affecting approximately 1 in 5 women following childbirth. In the United States, an estimated 600,000 women are diagnosed with PPD annually, yet fewer than half of those diagnosed receive adequate pharmacological treatment. PPD is associated with significant adverse outcomes for both mother and child, including impaired maternal-infant bonding, increased risk of suicidal ideation, and long-term effects on child cognitive and behavioral development. Suicide is among the leading causes of maternal mortality in the first year postpartum. The economic burden of untreated perinatal depression in the U.S. has been estimated at $14.2 billion annually.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our development of LPCN 1154 and related efforts with the FDA, the potential uses and benefits of LPCN 1154 on the treatment of PPD, the commercial potential for LPCN 1154, and potential strategic opportunities. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including those relating to LPCN 1154, may not be successful or may not provide results that would support the submission of a NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty,

Phone: (801) 994-7383, kf@lipocine.com;

Investors:

PJ Kelleher,

Phone: (617) 430-7579, pkelleher@lifesciadvisors.com